EMPLOYMENT AGREEMENT

     WESTMARK GROUP HOLDING, INC., a Delaware corporation, located at 355 N.E. Fifth Avenue, Suite 4, Delray Beach, Florida 33483, (hereinafter referred to as "Employer") and LOUIS J. RESWEBER (hereinafter referred to as "Executive") in consideration of the mutual promises made herein agree as follows:

                                    ARTICLE I
                              TERM OF EMPLOYMENT


     Section 1.01 Specified Term: The Employer hereby employs Executive and Executive hereby accepts employment with employer for a term commencing July 1, 1997 and terminating April 24, 2000.

     Section 1.02 Earlier Termination: This agreement may be terminated earlier as hereinafter provided.


                                   ARTICLE II
                      DUTIES AND OBLIGATIONS OF EXECUTIVE

     Section 2.01 Title and Description of Duties: Executive shall serve as the Executive Vice President to Employer and specifically will serve as Executive Vice President, Mergers and Acquisitions/Capital Markets of Westmark Group Holdings, Inc. Executive shall do and perform all services, acts or things necessary or advisable to fulfill the duties hereinabove set forth and shall be subject to the direction of the policies established by the Board of Directors of Employer. Executive shall report directly to Mark Schaftlein. Executive currently serves as Chairman of the Board of Directors of Employer and shall be nominated by the Board for re-election by the shareholders of Employer at the next annual Shareholders Meeting. In the event of the subsequent formation of Westmark Acquisition Corporation, Executive shall serve as the initial Chief Executive Officer and President of said corporation.

     Section 2.02 Loyal and Conscientious Performance of Duties: Executive agrees that to the best of his ability and experience. he will at all times loyally and conscientiously perform all of the duties and obligations required of him, either express or implied, by the terms of this agreement.

     Section 2.03 Satisfaction of Performance of Duties: Executive's performance of his duties hereunder shall at all times be rendered to Employer's satisfaction.


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Executive expressly agrees that Employer shall determine whether the services of
Executive are satisfactory pursuant to the performance guideline established by the Board of Directors.

     Section 2.04 Adherence to employer's Rules: At all times during the performance of this contract, Executive shall strictly adhere to and obey all of Employer's rules and regulations governing the conduct of its Executives now in effect or as subsequently modified consistent with Executive's rights as set forth herein.

     Section 2.05 Devotion of Entire Time to Employer's Business: Executive shall devote his full productive time, ability and attention to the business of Employer during the term of this agreement. Furthermore, during the term of this agreement, Executive shall not, whether directly or indirectly, render any services of commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior consent of Employer's President or Chief Executive Officer. This agreement shall not be interpreted to prohibit Executive from making passive personal investments or conducting private business affairs if those activities do not in any way interfere with the services required under this agreement. However, Executive shall not directly or indirectly acquire, hold or retain any interest in any business competing with or similar in nature to the business of Employer. Provided, however, that Executive may, from time to time, serve as a member of the Board of Directors or as a consultant to other corporations both now and in the future, provided that said other corporation shall not be in the same or similar business as Employer. Employer further acknowledges that Executive may be required to present to such other corporations business opportunities, provided such opportunities are not in the same or similar business of Employer. Executive currently serves on the Board of Directors of, or provides consulting services to, the companies itemized in Exhibit "A" which is attached hereto and incorporated herein. Executive and Employer believe that the reputation and exposure to additional capital market sources resulting from Executive's service as an outside board member or consultant for other companies will inure to the benefit of Employer.

     Section 2.06 Non-Competition during Term of employment contract: During the term of this contract Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any matter whatsoever with the business of Employer, unless approved, in advance, by Employer's Board of Directors.

        Section 2.07 Confidentiality: In the course of the performance of Executive's duties hereunder, Executive recognizes and acknowledges that Executive may have access to certain confidential and proprietary information of Employer or any of its affiliates. Without the prior written consent of Employer, Executive shall not disclose any such confidential or proprietary information to any person or firm, corporation,


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association, or other entity for any reason or purpose whatsoever, and shall not use such information, directly or indirectly, for Executive's own behalf or on behalf of any other party. Executive agrees and affirms that all such information is the sole property of Employer and that at the termination and/or expiration of this agreement, at Employer's written request, Executive shall promptly return to Employer any and all such information so requested by Employer. Executive shall not be precluded from utilizing and maintaining any contacts Executive may have with the capital, equity and financial market industry.

       The provisions of this section shall not, however, prohibit Executive from disclosing to others or using in any manner information that:

   A.   Has been published or has become part of the public domain;

   B. Has been furnished or made known to Executive by third parties (other than those acting directly or indirectly for or on behalf of Executive) as a matter of legal right without restriction on its use or disclosure;

   C. Was in the possession of Executive prior to obtaining such information from Employer in connection with the performance of this agreement; or

   D.   Is required to be disclosed by law.



                                  ARTICLE III
                            OBLIGATIONS OF EMPLOYER

     Section 3.01 General Description: Employer shall provide Executive with the compensation, incentives and benefits specified elsewhere in this agreement or as established by Employer from time to time.

     Section 3.02 Office and Staff: Employer shall provide Executive with an administrative assistant, office equipment and supplies and other facilities and services suitable to Executive's position and adequate for the performance of his duties including but not limited to the employment of Jill W. Cantrell at an annual base salary of $35,000. Employer shall lease, as its Louisiana corporate offices, approximately 2,100 square feet of Class A office space in Baton Rouge, Louisiana, located at Suite 101 323rd Street, Baton Rouge, Louisiana, at a rental rate of approximately $2,100 per month or compatible office space in the event said location is unavailable.

     Section 3.03 Cellular Service: Employer shall furnish Executive with two cellular phones, including a portable hand phone and mounted mobile phone. Employer shall be responsible for all expenses pertaining to the repair and maintenance of said


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phones and all expenses of service, long distance and other related charges with respect to said cellular phones.


                                    ARTICLE IV
                            COMPENSATION OF EXECUTIVE

        Section 4.01 Monthly Salary: As compensation for the services to be rendered by Executive hereunder, Employer shall pay Executive an annual salary in the sum of $120,000 in weekly, semimonthly or monthly installments in accordance with the standard payment policies of Employer. Executive agrees to accrue $9,000 per month of said salary for the months of July, August and September of 1997 and thereafter to accrue $5,000 of said salary for the months of October, November and December of 1997. The accrued salary, in the sum of $42,000, shall be paid to Executive in six equal monthly installments commencing in January, 1998 in the sum of $7,000 per month in addition to the payment of Executive's regular base salary. Executive shall be paid a base salary of $132,000 during the second year of employment and $144,000 in the third year of employment, payable in accordance with the then current payroll policies of Employer. At any time, from time to time, said salary may be increased for the remaining portion of the term if so determined by the Board of Directors of Employer after review of Executive's performance of duties hereunder.

       Section 4.02 Deductions: Employer shall have the right to deduct or withhold from the compensation due to Executive hereunder any and all sums required for federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.


                                    ARTICLE V
                               EXECUTIVE BENEFITS

        Section 5.01 Health Care Benefits: Employer shall provide Executive and Executive shall be entitled to participate in the hospital, surgical, medical and dental plan in existence through Westmark Group Holdings, Inc. as of the date of this agreement or such other hospital, surgical, medical and dental plan as may be provided by Employer from and after the date of this agreement. In lieu of the hospital, surgical, medical and dental benefits provided by Employer, Executive shall have the right to maintain his existing hospital, surgical, medical and dental policies at Employer's expense provided, however, that said expense shall not exceed the expense that Employer would otherwise incur to maintain Executive on Employer's health care benefit policies.

        Section 5.02 Life Insurance: Employer agrees to include Executive and Executive shall participate in the group term life insurance policy in effect as of the


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date of this agreement through Westmark Group Holdings, Inc., if any, or such other group life insurance policy provided by Employer from and after the date of this agreement.

     Section 5.03 Automobile Allowance: Executive, shall be entitled to an automobile allowance of $400 per month during the term of this agreement or any extension thereof. Employer shall also pay all expenses and insurance relevant to the use of said automobile. Employer shall have the option to provide Executive with an automobile during the term of this employment with the expenses thereof to be paid by Employer.

     Section 5.04 Stock Option: Immediately upon the execution of this Agreement, Employer and Executive shall enter into a Stock Option Agreement, pursuant to which Employer shall issue options to Executive to acquire 150,000 shares of the common stock of Westmark Group Holdings, Inc. Said options shall vest immediately at an exercise price of $1.00. Said vested options may be exercised on or after the following dates:

     50,000 shares on March 31, 1998
     20,000 shares on October 31, 1998
     30,000 shares on March 31, 1999
     20,000 shares on October 31, 1999
     30,000 shares on March 31, 2000

     In the event of a sale, divestiture, spin-off or transfer of all or substantially all of the assets or stock of Westmark Mortgage Corporation, all options granted hereunder to Executive shall immediately become exercisable. Provided, however, that no option shall be exercisable after the expiration of ten years from the date said option was granted.

       The foregoing options are in addition to the options previously issued to Executive, to wit: 50,000 shares with an exercise price of $.75 per share and 200,000 shares at an exercise price of Sl.00. All of the options issued or to be issued to Executive shall be subject to Employer's 1994 Stock Option Plan.

       Section 5.05 Vacation: Executive will be entitled to four weeks paid vacation per year subject to the policies and procedures of Employer. Unused accrued vacation time may be carried forward to subsequent years and/or will be paid in full upon termination of this agreement.

       Section 5.06 Other Benefits: During the term of this agreement or any extension thereof, Executive shall be entitled to receive, in addition to and not in lieu of base salary, bonus or other compensation, such other benefits and normal perquisites


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as Employer currently provides or such other additional benefits as the company may Provide for its executive officers in the future. Executive shall be entitled to participate in a bonus plan which shall be promulgated by the Board of Directors of Employer.

       Section 5.07: Upon submission of a detailed statement and reasonable documentation, Employer will reimburse Executive in the same manner as other executive officers for all reasonable, necessary or appropriate out-of-pocket travel and other expenses incurred by Executive in rendering services pursuant to this agreement.


                                   ARTICLE VI
                                  TRADE SECRETS

     Section 6.01 Restrictions on Use of Trade Secrets and Records: During the term of employment under this agreement, Executive will have access to and become acquainted with various trade secrets consisting of formulas, patterns. devices, secret inventions, processes, and compilations of information, records and specifications all of which are owned by Employer and regularly used in the operation of Employer's business. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of Employer, whether they are prepared by Executive or come into Executive's possession in any other way and whether or not they contain or constitute trade secrets owned by Employer, are and shall remain the exclusive property of Employer and shall not be removed from the premises of Employer under any circumstances whatsoever without the prior written consent of Employer. Executive promises and agrees that he shall not misuse, misappropriate or disclose any of the trade secrets described herein, directly or indirectly, or use them in any way either during the term of this agreement or at any time thereafter, except as required in the course of his employment. Trade secrets shall not include any contacts developed, acquired or maintained by Executive in equity, financial and capital markets.



                                   ARTICLE VII
                            TERMINATION OF EMPLOYMENT

     Section 7.01 Termination for Cause: Employer reserves the right to terminate this agreement if Executive willfully breaches or willfully neglects the duties which he is required to perform under the terms of this agreement. Employer shall not terminate this agreement pursuant to the foregoing unless Employer shall first deliver to Executive a notice which specifically identifies such breach or neglect and Executive shall have ceased to continue such breach or neglect within 30 days after receipt of the written notice. Employer shall further have the right to terminate Executive if Executive commits acts of dishonesty, fraud or misrepresentation that would prevent the effective performance of Executive's duties. This agreement shall further terminate



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immediately on the occurrence of any of the following events:

     A.  The death of Executive;

     B. Executive becomes permanently disabled because, of sickness, physical or mental disability or any other reason so that Executive shall be unable to complete duties under this agreement. "Permanently disabled" shall mean any disability that continues for 180 days in any twelve month period, certified by a licensed physician mutually agreed upon by Employer and Executive.

     Employer may at its option terminate this agreement for the reasons stated in this section by giving written notice of termination to Executive without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement. The notice of termination required by this section shall specify the ground for the termination and shall be supported by statement of all relevant facts. In the event of termination for cause by Employer, Executive shall be entitled to compensation or benefits earned up to and including the date of termination. In the event a court of competent jurisdiction determines that Executive was wrongfully terminated, said termination shall be deemed to have been without cause and Employer shall pay to executive all compensation and benefits provided for termination without cause as set forth hereinafter, together with Executive's reasonable attorney's fees, expert fees and court costs.

        Section 7.02 Termination without Cause: This agreement is a guaranteed contract and is not subject to termination by Employer other than for cause as set forth herein above. In the event of termination by Employer, without cause, prior to the end of the term of employment, Executive shall be entitled to a lump sum payment equal to the monthly compensation provided for in this agreement multiplied by the number of months remaining in the term of this agreement or any extension thereof, together with all benefits, reimbursements or other rights to which Executive has become entitled.

     Section 7.03 Change of Control: In the event of a change of control as set forth below, subject to the provisions of paragraph 7.03,(E), Executive may elect at anytime within one year, subsequent to the change of control, to terminate his services hereunder. In such event, Employer shall pay to Executive a lump sum payment equal to the monthly compensation provided for in this agreement multiplied by the number of months remaining in the term of this agreement or any extension thereof, together with all benefits, reimbursements or other rights to which Executive has become entitled. Change of control shall be defined as follows:

     A.  Any "person," including a "group" as determined in accordance with
         Section 13(d)(3) of the Securities Exchange Act of 1934 (the


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         "Exchange Act"), becomes, in a single transaction or series of transactions, the beneficial owner, directly or indirectly, of securities representing a Control Percentage (as hereinafter defined) of the combined voting power of the then outstanding securities of the corporation not including a transaction caused by or resulting from the affirmative vote of a majority of the current members of the Board of Directors of Westmark Group Holdings, Inc. (subject to Section 7.03, B.);

     B. The membership of the board of directors as it exists at the time of this Agreement changes such that the current members of the board no longer constitute a majority of the board of directors not including a change caused by or resulting from any current board member's death or resignation pursuant to Section 7.05 hereinafter, or the affirmative vote of a majority of the current members of the Board of Directors of Westmark Group Holdings, Inc.;

     C. The corporation is merged or consolidated with other corporations or entities in a single transaction or series of transactions and as a result of such merger or consolidation a Control Percentage of the outstanding voting securities of the surviving or resulting corporation shall no longer be owned in the aggregate by the stockholders who owned stock in the corporation as of the date prior to the merger or consolidation not including a merger or consolidation caused by or resulting from the affirmative vote of a majority of the current members of the Board of Directors of Westmark Group Holdings, Inc. (subject to Section 7.03, B.). The term "Control Percentage" shall mean at least 35% in the event the applicable securities are registered under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or at least 35% in the event the applicable securities are not registered under the Exchange Act;

     D. The corporation transfers all or substantially all of its assets and/or stock to another corporation, person or entity, including but not limited to the transfer of the mortgage operations through a sale of assets or stock, spin-off, divestiture or initial public offering not including a transfer of assets or stock caused by or resulting from the affirmative vote of a majority of the current members of the Board of Directors of Westmark Group Holdings, Inc., (subject to Section 7.03, B.). In the event of a transfer of the mortgage operations, Executive shall have the right to exercise one of the following options:

         (i) Assume the position of Executive Vice President, Mergers and Acquisitions/Capital Markets, for the mortgage operations


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              pursuant to the same terms and conditions of this contract; or

        (ii) Continue to serve as Chairman of the Board of Directors of Westmark Group Holdings, Inc. and, shall be duly elected, to serve as President and Chief Executive Officer of Westmark Group Holdings, Inc. in the event said positions are vacated.

     E. in the event of a change of control as set forth above, and Executive is requested to remain with the surviving or successor corporation or business, with the same compensation and commensurate duties as previously retained by Executive subject to the same terms and conditions of this agreement, and Executive rejects such request for continuing employment, said Executive shall be entitled to a lump sum severance payment equal to the compensation provided in Paragraph 7.02 regarding termination without cause. Provided, however, that Executive shall not reject such request for continuing employment without a Reasonable basis.



     Section 7.04 Termination by Executive for "Good Reason":

     A.  The Executive may terminate his employment for "good reason" if:

         (i) He is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, or status with Employer as of the date hereof, or a change in his reporting responsibilities or titles in effect as of the date hereof, with the exception of a transfer of the mortgage operations as set forth hereinabove in Section 7.03, D;

         (ii) His compensation is reduced:

        (iii) Employer shall file a petition in bankruptcy or re-organization under the federal bankruptcy statutes or an involuntary petition is filed against Employer and not removed or withdrawn within sixty (60) days, or Employer does not pay any salary or expense due hereunder and then fails either to pay such amount within thirty days after written notice from Executive, or to contest in good faith such notice, Further, if such contest is not resolved within sixty (60) days, the dispute shall be submitted to arbitration pursuant to the then existing rules of the American Arbitration Association, or

         (iv) Employer commits any material breach of this agreement, which breach is not cured by Employer within thirty (30) days of



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              written notice of said breach from Executive.

         (v) Executive is required to relocate his business address from Baton Rouge, Louisiana.

     B. In the event Executive terminates his employment for "good reason" as hereinabove set forth, Executive shall be entitled to a lump sum payment equal to the monthly compensation provided for in this agreement multiplied by the number of months remaining in the term of this agreement or any extension thereof, together with all benefits, reimbursements or other rights to which Executive has become entitled.

     Section 7.05 Voluntary Termination by Executive: Executive shall have the right to terminate this agreement for any reason other than change of control or good reason as set forth hereinabove, upon sixty (60) days written notice to Employer. In the event of voluntary termination by Executive other than for good reason or change of control, Executive shall be entitled to any compensation or benefits due and owing to Executive up to the date of termination.

     Section 7.06 Effect on Compensation: In the event that this agreement is terminated prior to the completion of the term of employment specified herein, Executive shall be entitled to the compensation earned by and vested in him prior to the date of termination as provided for in this agreement, computed pro-rata up to and including that date. Executive shall be entitled to no further compensation or benefits as of the date of termination, except as hereinabove set forth.


                                  ARTICLE VIII
                         INSURANCE AND INDEMNIFICATION


     Section 8.01 Insurance: Employer agrees to make a best effort to obtain and maintain a Directors and Officers liability policy with limits established by the Board of Directors of Employer for all liability arising out of Executive's capacity as an officer and/or director of Employer. Employer further agrees to make a best effort to obtain and maintain a comprehensive general liability policy with broad form endorsements providing coverage for contractual liability and personal injury with limits established by the Board of Directors of Employer.

     Section 8.02 Indemnification: Employer shall, to the full extent permitted by law, indemnify, defend and hold harmless Executive from and against any and all claims, demands, liabilities, losses and expenses (including reasonable attorneys fees, court costs and disbursements) arising out of the performance by Executive of Executive's duties hereunder, including ordinary negligence, except in the case of Executive's gross negligence.


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                                   ARTICLE IX
                               GENERAL PROVISIONS

     Section 9.01 Notices: Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing on the signature page of this agreement. Each party may change their address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt.

     Section 9.02 Attorney's Fees and Costs:

     A. In the event of any action at law or in equity with respect to any of the terms or conditions of this agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

     B. Employer shall pay up to but not exceeding two thousand dollars ($92,000) for the attorney's fees incurred by Executive in connection with the negotiation and preparation of this agreement. It is expressly understood that any attorney's fees charged to Executive in excess of two thousand dollars ($2,000) remain the responsibility of Executive and notwithstanding Employer's payment of attorney's fees as aforesaid, no attorney/client relationship shall exist between Employer and Executive's attorney.

     Section 9.03 Entire Agreement: With the exception of the Board Service Agreement previously entered into between Employer and Executive, this agreement supersedes any and all other agreements either oral or in writing between the parties hereto with respect to the employment of Executive by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises or agreements orally or otherwise have been made by any party or anyone acting on behalf of any party which are not embodied herein and that no other agreement, statement or promise not contained in this agreement shall be valid or binding.

     Section 9.04 Modification: Any modifications to this agreement will be effective only if it is in writing signed by the party to be charged.


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     Section 9.05 Effect of Waiver: The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

     Section 9.06: If any provision in this agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

     Section 9.07 Law Governing Agreement: This agreement shall be governed by and construed in accordance with the laws of the State of Florida, and venue for any action between the parties shall be in the County of Palm Beach.

     Section 9.08 Sums due Deceased Executive: If Executive dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Executive's executors, administrators, heirs, personal representatives, successors and assigns.

     Executed on the 1st day of July, 1997 at Delray Beach, Florida.



EMPLOYER:                                  EXECUTIVE:


WESTMARK GROUP HOLDINGS, INC.


By: /s/ Mark Schaftlein                    /s/ Louis J. Resweber
    -------------------------              ----------------------------
Its: C.E.O.                                Louis J. Resweber



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